Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

UBS Group AG

(Exact Name of Registrant as Specified in its Charter)

                                                                     Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.10 per share, reserved for issuance pursuant to the UBS Omnibus Stock Plan	Other(2)	218,279,500	20.21	$4,387,417,950.00	$110.20 per $1,000,000	$483,493.46
Equity	Ordinary Shares, par value $0.10 per share, reserved for issuance pursuant to the Credit Suisse Group AG Master Share Plan	Other(2)	5,000,000	20.21	$100,500,000.00	$110.20 per $1,000,000	$11,075.10

Total Offering Amounts					$4,487,917,950.00		$494,568.56
Total Fee Offsets							$0
Net Fee Due							$494,568.56

(1)           Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the UBS Omnibus Stock Plan and the Credit Suisse Group AG Master Share Plan (collectively, the “Plans”)) to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions involving the Registrant’s ordinary shares, par value $0.10 per share (“Common Stock”). Pursuant to Rule 416(c) under the Securities Act, this Registration Statement covers an indeterminate amount of interests to be offered or sold pursuant to the Plans.

 (2)          Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of shares of the Registrant’s Common Stock reported on the New York Stock Exchange on June 21, 2023, which is within five business days of this filing.